Exhibit No. 11

                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)


                                          Three Months Ended  Nine Months Ended
                                          Feb. 28,  Feb. 29,  Feb. 28,  Feb. 29,
                                             1997      1996      1997      1996
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PRIMARY
  Average shares outstanding                4,942     4,845     4,938     4,817
  Net effect of dilutive stock options
    based on the treasury stock
    method (or modified treasury stock
    method) using the average market price     31        21        25        30
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      TOTAL                                 4,974     4,866     4,963     4,847
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  Net income                               $  462    $   79    $1,438    $1,973
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  Net income per share                     $  .09    $  .02    $  .29    $  .41
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